As filed with the Securities and Exchange Commission on December 2, 2020

Registration No. 33-74692

Registration No. 333-21109
Registration No. 333-53623
Registration No. 333-90308
Registration No. 333-125182
Registration No. 333-152298
Registration No. 333-175122

Registration No. 333-209305

Registration No. 333-212574

Registration No. 333-219335

Registration No. 333-226227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 33-74692

FORM S-8 REGISTRATION STATEMENT NO. 333-21109
FORM S-8 REGISTRATION STATEMENT NO. 333-53623
FORM S-8 REGISTRATION STATEMENT NO. 333-90308
FORM S-8 REGISTRATION STATEMENT NO. 333-125182
FORM S-8 REGISTRATION STATEMENT NO. 333-152298
FORM S-8 REGISTRATION STATEMENT NO. 333-175122

FORM S-8 REGISTRATION STATEMENT NO. 333-209305

FORM S-8 REGISTRATION STATEMENT NO. 333-212574

FORM S-8 REGISTRATION STATEMENT NO. 333-219335

FORM S-8 REGISTRATION STATEMENT NO. 333-226227

UNDER THE SECURITIES ACT OF 1933

TAILORED BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Texas	47-4908760
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6380 Rogerdale Road

Houston, Texas  77072

(281) 776-7000

(Address, including zip code, and telephone number of Principal Executive Offices)

The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan

The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan

The Men’s Wearhouse, Inc. 1992 Non-Employee Director Stock Option Plan

The Men’s Wearhouse, Inc. Employee Stock Discount Plan
Tailored Brands, Inc. 2004 Long-Term Incentive Plan

Tailored Brands, Inc. 2016 Long-Term Incentive Plan

Tailored Brands, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

John Vazquez

Vice President — Chief Accounting Officer and Treasurer

6380 Rogerdale Road

Houston, Texas 77072

(281) 776-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Tailored Brands, Inc., a Texas corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 33-74692, filed with the SEC on February 1, 1994, registering 195,121 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. 401(k) Savings Plan;

•	Registration Statement No. 333-21109, filed with the SEC on February 4, 1997, registering 750,000 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. 1996 Stock Option Plan;

•	Registration Statement No. 333-53623, filed with the SEC on May 26, 1998, registering 950,000 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. Employee Stock Discount Plan;

•	Registration Statement No. 333-90308, filed with the SEC on June 12, 2002, registering 725,000 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. 1996 Stock Option Plan;

•	Registration Statement No. 333-125182, filed with the SEC on May 24, 2005, registering 600,000 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan;

•

Registration Statement No. 333-152298, filed with the SEC on July 11, 2008, registering 1,210,059 shares of Common Stock issuable pursuant to the The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan;

•	Registration Statement No. 333-175122, filed with the SEC on June 24, 2011, registering 2,500,000 shares of Common Stock issuable pursuant to the Tailored Brands, Inc. 2004 Long-Term Incentive Plan;

•

Registration Statement No. 333-209305, filed with the SEC on February 1, 2016, registering 2,300,000 shares of Common Stock issuable pursuant to the Tailored Brands, Inc. 2004 Long-Term Incentive Plan;

•	Registration Statement No. 333-212574, filed with the SEC on July 18, 2016, registering 6,400,000 shares of Common Stock issuable pursuant to the Tailored Brands, Inc. 2016 Long-Term Incentive Plan;

•

Registration Statement No. 333-219335, filed with the SEC on July 18, 2017, registering 2,900,000 shares of Common Stock issuable pursuant to the Tailored Brands, Inc. 2016 Long-Term Incentive Plan; and

•	Registration Statement No. 333-226227, filed with the SEC on July 18, 2018, registering 1,000,000 shares of Common Stock issuable pursuant to the Tailored Brands, Inc. Employee Stock Purchase Plan.

On August 2, 2020, the Company and certain of its subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 2, 2020.

TAILORED BRANDS, INC.

By:	/s/ John Vazquez
John Vazquez Vice President — Chief Accounting Officer and Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.